5871 Honeysuckle Road, Prescott, AZ 86305-3764
(T): 928.515.1942  (F): 928.515.1943

EXHIBIT 10.20

PROMISSORY NOTE

$25,000.00	February 12, 2018

FOR VALUE RECEIVED, El Capitan Precious Metals, Inc. (“MAKER”), promises to pay to Robert W. Shirk Revocable Trust Dated January, 2018, (LENDER), THE SUM OF Twenty-Five Thousand Dollars ($25,000.00), with interest thereon at the rate of five percent (5%) per annum from February 12, 2018, on a 365 day basis, interest due at maturity. Payment of this Note, including principal and interest, shall be made by MAKER on or before August 12, 2018 (the DUE DATE). Payments shall first be applied to interest due and then thereafter to principal.

MAKER, agree to pay this Note and accrued interest and waives demand, presentment, protest and notice of dishonor, and agrees that, without notice, any indebtedness represented by this Note may from time to time be renewed or extended by the Parties at the discretion of the LENDER and in such event, the liability shall continue hereunder upon the indebtedness as so renewed or extended and agrees in case of any default under this Note to pay all costs of collections, including reasonable attorney fees.

MAKER, at its option, may make prepayments of principal and interest at time without any penalty.

DATED this 12th day of February, 2018.

EL CAPITAN PRECIOUS METALS, INC.

John F. Stapleton CEO